Magna Entertainment Corp. 337 Magna Drive, Aurora, Ontario Canada L4G 7K1 Tel: 905 726 2462 Fax: 905 726 7172

EXHIBIT 99
PRESS RELEASE

MAGNA ENTERTAINMENT CORP.
ANNOUNCES SALE OF
U.S.$50 MILLION OF CONVERTIBLE SUBORDINATED NOTES

June 24, 2003, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) announced today that it has completed its previously announced sale of an additional U.S.$50 million aggregate principal amount of 8.55% Convertible Subordinated Notes due June 15, 2010 (the "Notes"). On June 2, 2003, MEC announced the closing of the sale of the initial U.S.$100 million aggregate principal amount of the Notes. Accordingly, the aggregate size of the offering is U.S.$150 million.

The Notes will bear interest at 8.55% per annum and will be convertible into shares of MEC's Class A Subordinate Voting Stock at a conversion price of U.S.$7.05 per share, subject to customary antidilution adjustments. The Notes will be redeemable on or after June 2, 2006 at any time in whole or in part at MEC's option at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to the date of redemption; provided that, in connection with any redemption occurring on or after June 2, 2006 and before June 2, 2008, the closing price of MEC's Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to the mailing of the redemption notice.

The net proceeds to MEC from the sale of the additional Notes, after deducting the initial purchaser's commission and offering expenses, are approximately U.S.$48.5 million. MEC intends to use the net proceeds for general corporate purposes, including capital expenditures.

MEC, North America's number one owner and operator of horse racetracks, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBetTM, a national Internet and telephone account wagering system, and HorseRacing TVTM, a 24-hour horse racing television network.

This release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, the Class A Subordinate Voting Stock or any other securities. This offering is being made only to certain eligible investors outside the United States and to qualified institutional buyers in the United States. The Notes and the shares of Class A Subordinate Voting Stock issuable upon conversion have not been registered under the United States or any state's securities laws and may not be offered or sold in the United States without an applicable exemption from those laws.

For more information contact:

Graham Orr
Executive Vice-President and
Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
(905) 726-7099